UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 27, 2007, Kindred Healthcare, Inc. (the “Company”) and Ventas, Inc. and certain of its affiliates (“Ventas”) entered into certain Agreements for Sale of Real Estate pursuant to which the Company will purchase for resale 22 under-performing facilities currently leased from Ventas for an aggregate purchase price of $171.5 million (the “Facilities Acquisitions”). The Company will also pay a lease termination fee to Ventas of $3.5 million. The Facilities Acquisitions are subject to certain approvals and other customary conditions to closing. The Company’s failure to satisfy certain closing conditions could result in forfeiture to Ventas of the Company’s purchase money deposit of $10 million.

On April 27, 2007, the Company and Ventas also amended and restated the Master Lease Agreements between the parties (the “Amended Master Leases”) to include, among other things, the following amendments:

•	The Company has an ongoing right to de-license 35% of the hospital beds in any hospital and 10% of the hospital beds in any Amended Master Lease for the development of sub-acute units.

•

The Company is permitted to de-license 912 beds in 70 nursing centers, which will allow the Company to reduce multiple bed wards and enhance the quality of life for its residents and improve the marketability of these facilities.

•

Insurance provisions have been modified to expand the list of third-party insurers that are permitted to insure the Company’s professional liability exposure and to provide a one-time right for the Company to commute its current insurance policies.

•	Two lease renewal bundles contained in the Amended Master Lease No. 3 have been combined.

•	Ventas has enhanced reporting and inspections rights.

In connection with the Facilities Acquisitions and the Amended Master Leases, the Company has renewed the Master Lease Agreements for an additional five years for 49 nursing centers and eight long-term acute care hospitals. In addition, Ventas has agreed that it will not contest the Company’s proposed spin-off of its pharmacy division.

On April 27, 2007, the Company entered into a consent and waiver (the “Consent”) pursuant to its $400 million Amended and Restated Credit Agreement dated as of June 28, 2004 among the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as Administrative Agent and Collateral Agent.

The Consent addresses the Facilities Acquisitions and the Amended Master Leases to, among other things, permit the Amended Master Leases and waive compliance with certain asset sale, acquisition and other requirements otherwise applicable to the Facilities Acquisitions.

Item 2.02.	Results of Operations and Financial Condition.

On April 30, 2007, the Company issued a press release announcing its financial results for the first quarter ended March 31, 2007 and maintaining its fiscal 2007 earnings guidance. The press release, dated April 30, 2007, is attached as Exhibit 99.1 to this Form 8-K. On April 30, 2007, the Company also made the press release available on its website at www.kindredhealthcare.com.

The information contained herein is being furnished pursuant to Item 2.02 of Form 8-K, “Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01.	Regulation FD Disclosure.

Incorporated by reference is a press release issued by the Company on April 30, 2007, which is attached hereto as Exhibit 99.1. This information is being furnished under Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such section.

Item 9.01.

(d)	Exhibits

Exhibit 99.1	Press release dated April 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: April 30, 2007	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter
Executive Vice President and Chief Financial Officer